Exhibit 3.2

Organizational Regulations

of

ACE Limited

with registered office in Zurich, Switzerland

Contents

CONTENTS			2

1.	BASICS AND SCOPE OF APPLICATION		4

	1.1	Basics	4

	1.2	Scope of Application	4

	1.3	Executive Bodies of the Company	4

2.	BOARD OF DIRECTORS		4

	2.1	Statutory Powers and Responsibilities	4

	2.2	Further Powers and Responsibilities	6

	2.3	Delegation of Management to Chief Executive Officer and Executive Management	8

	2.4	Constitution	8

	2.5	Meetings, Convocation of Meetings, Agenda	8

	2.6	Quorum, Passing of Resolutions and Minutes	9

	2.7	Right to Request Information and Reporting	9

	2.8	Composition and Independence	10

3.	THE CHAIRMAN		10

	3.1	Powers and Responsibilities	10

	3.2	Substitution	10

4.	LEAD DIRECTOR		11

5.	COMMITTEES		11

	5.1	Purpose, Powers and Responsibilities in General	11

	5.2	Types of Committees, Charters	11

	5.3	Composition and Eligibility	12

	5.4	Term	12

	5.5	Meetings, Convocation of Meetings, Agenda	12

	5.6	Resolutions and Proposals to the Board of Directors	12

6.	DELEGATE		13

	6.1	Powers and Responsibilities	13

	6.2	Further Powers and Responsibilities	14

7.	EXECUTIVE MANAGEMENT		14

	7.1	Powers and Responsibilities	14

	7.2	Appointments	14

	7.3	Meetings, Convocation of Meetings, Agenda	15

	7.4	Quorum and Minutes	15

8.	GROUP INTERNAL AUDIT		16

	8.1	Responsibilities	16

	8.2	Organization	16

	8.3	Professional Standards	16

	8.4	Independence	16

9.	GENERAL PROVISIONS		16

	9.1	Signatory Powers	16

	9.2	Conflict of Interest	16

	9.3	Non-Disclosure	17

	9.4	Returning of Files	17

10.	BUSINESS YEAR		17

11.	FINAL PROVISIONS		17

	11.1	Entering into Force	17

	11.2	Review and Amendments	17

12.	INDEMNIFICATION		17

1.	BASICS AND SCOPE OF APPLICATION

1.1	Basics

The board of directors of ACE Limited, Switzerland, (“Company”) issues the following organizational regulations (“Organizational Regulations”) based on art. 716b CO and art.19 of the articles of association of ACE Limited (“Articles of Association”).

1.2	Scope of Application

The Organizational Regulations define the organization and responsibilities of the executive bodies, i.e. the board of directors and its members (“Board Members”), its committees and its chairs, the delegate of the board of directors and the chief executive officer as well as the executive management of the Company and its subsidiaries (together with the Company the “Group”). They implement and supplement applicable law and the Articles of Association by establishing binding rules regarding the organization of the Group and its overall management.

1.3	Executive Bodies of the Company

The	executive bodies of the Company are:

(a)	the board of directors of the Company (“Board of Directors”);

(b)	the chairman of the Board of Directors (“Chairman”);

(c)	the committees of the Board of Directors (“Committees”);

(d)	the delegate of the Board of Directors (“Delegate”) and the chief executive officer of the Company (“Chief Executive Officer”); and

(e)	the executive management (“Executive Management”).

2.	BOARD OF DIRECTORS

2.1	Statutory Powers and Responsibilities

2.1.1	The Board of Directors is entrusted with the ultimate management of the Company, the overall supervision of the Group as well as with the supervision and control of management.

The Board of Directors is entitled to pass resolutions on all matters which are not delegated to, or reserved for, the shareholders meeting or another body of the Company by applicable law, the Articles of Association or the Organizational Regulations.

2.1.2	The Board of Directors has the following (non-transferable) duties and competences with regard to the Company and the Group:

(a)	to ultimately manage and direct the Company and the Group and to issue the necessary directives;

(b)	to determine the overall organization and strategy;

(c)

to organize the finances, in particular determine the applicable accounting principles, the structuring of the accounting system, of the financial controls and of the internal audit as well as the financial planning;

(d)	appointment and removal of a Delegate and his/her deputy;

(e)	appointment and removal of the members of the Executive Management and of the internal audit, and to grant signatory power;

(f)	to verify the professional qualifications of the specially qualified independent auditors of the Company;

(g)

to ultimately supervise the persons entrusted with the management, in particular with respect to compliance with the law, the Articles of Association, the Organizational Regulations and other regulations and directives;

(h)	preparation of the business report (including the financial statements), the compensation report, as well as the preparation of the shareholders meetings and the implementing of their resolutions;

(i)

to pass resolutions regarding increases in share capital, as far as they are within the competence of the Board of Directors (art. 651 para. 4 CO) as well as the adoption of capital increases and the amendments to the Articles of Association entailed therewith;

(j)	to propose reorganization measures to the shareholders meeting if half the share capital is no longer covered by the Company’s net assets;

(k)	notification of the judge (filing for bankruptcy) in the case of over-indebtedness;

(l)	to decide on agreements relating to mergers, spin-offs, conversions and/or transfer of assets (Vermögensübertragung) pursuant to the Swiss Merger Act (Fusionsgesetz).

2.2	Further Powers and Responsibilities

The Board of Directors has the following further powers and responsibilities with regard to the Company and the Group:

2.2.1	Regarding the Board of Directors:

(a)	appointment and removal of the Lead Director, the Delegate and the Secretary, who need not be a member of the Board of Directors;

(b)

appointment and removal, upon recommendation by the nominating & governance committee (“Nominating & Governance Committee”), of the members of the Committees of the Board of Directors, except for the members of the Compensation Committee;

(c)	to the extent allowed by applicable law and the Articles of Association, appointment to and suspension from office of the Chairman and the Compensation Committee;

(d)

subject to the powers of the shareholders’ meeting pursuant to the Articles of Association, determine the compensation of (1) the Board Members, upon recommendation by the Nominating & Governance Committee and (ii) the Chairman, the Delegate and the Executive Management, upon recommendation of the compensation committee of the Board of Directors (the “Compensation Committee”);

(e)	consider the reports and recommendations submitted to it by the committees of the Board of Directors (“Committees”) and resolve on the proposals of the Committees;

(f)	propose to the shareholders meeting, upon recommendation by the Nominating & Governance Committee candidates for election or re-election to the Board of Directors;

(g)	propose to the shareholders meeting, upon recommendation by the Nominating & Governance Committee a candidate for election or re-election as Chairman;

(h)	propose to the shareholders meeting, upon recommendation by the Nominating & Governance candidates for election or re-election to the Compensation Committee; and

(i)	yearly review of the performance of the Board of Directors, the Committees and the Board Members.

2.2.2	Regarding operational matters:

(a)	have overall responsibility for corporate governance matters and the authority to delegate responsibilities to its Committees and the Executive Management, as it deems appropriate;

(b)	appoint and remove the members of the Executive Management;

(c)	determine the strategy of the Group and review the strategy of the Executive Management;

(d)	determine and amend the structure of the Group and designate the business segments;

(e)	approval of the medium and short term business plan of the Group, on the basis of the strategic goals;

(f)	determine the risk tolerance level and monitor the risk development, in conjunction with the risk & finance committee of the Board of Directors (“Risk & Finance Committee”);

(g)	resolve on material acquisitions, dispositions, investments, strategic and financing transactions;

(h)	be informed of provisions, write-offs and depreciations outside the ordinary course of business;

(i)	approve capital market transactions for the account of the Group, including buy-backs of Company shares;

(j)	delegate management powers and responsibilities to Committees, Board Members and the Executive Management;

(k)	approve an upper limit for aggregate debt issuances, credit facilities or similar instruments (including repurchase facilities and letter of credit facilities);

(l)	approve year-end reports of the Company and the Group, subject to the authority of the shareholders meeting;

(m)	review and consider periodic core business status reports as well as reports on major business transactions and events;

(n)	review the Group’s adherence to legal, regulatory and compliance standards and the status of significant legal, regulatory or compliance matters, in conjunction with the Audit Committee;

(o)	assess, on an annual basis, the performance of the Chief Executive Officer and the members of the Executive Management; and

(p)	approve the compensation principles of the Group upon recommendation of the Compensation Committee.

2.3	Delegation of Management to Chief Executive Officer and Executive Management

The Board of Directors delegates the management of the Company and the Group to the Chief Executive Officer and the other members of the Executive Management as provided for by these Organizational Regulations.

Board Members will have complete and open access to the Chief Executive Officer, chief financial officer, general counsel, chief compliance officer and the head of internal audit.

2.4	Constitution

The Board of Directors shall elect a Lead Director (who also acts as vice-chairman) from amongst its members.

The Board of Directors shall appoint a Secretary (a person keeping the minutes and assisting in the preparation of board meetings) who need not to be a member of the Board of Directors.

2.5	Meetings, Convocation of Meetings, Agenda

2.5.1	The Board of Directors shall be convened whenever required by business, a minimum of four times a year.

2.5.2

Meetings shall be convened by the Chairman or, in his/her absence, by another Board Member. Each Board Member shall be entitled to request an immediate convening of a meeting and shall, in this event, set forth the items to be discussed.

2.5.3	Meetings shall be announced at least 10 (ten) calendar days in advance by letter, facsimile or e-mail. Items on the agenda shall be set forth in this correspondence.

In case of urgency shorter notice periods are permitted. If all Board Members are present and agree, deviations from these formal requirements are permitted; in particular, decisions can be taken that are not mentioned on the agenda.

Furthermore, these formal requirements do not have to be observed, if a meeting is only convened in order to record the implementation of a capital increase, to pass resolutions regarding the amendments of the Articles of Association entailed therewith and to adopt the report on the capital increase.

2.5.4	The Chairman, or in his/her absence, a vice-chairman or, in their absence, another Board Member, shall chair the meetings.

2.5.5	At board meetings, each Board Member shall be entitled to submit proposals regarding the items on the agenda. This right may also be executed by way of correspondence.

2.6	Quorum, Passing of Resolutions and Minutes

2.6.1	A board quorum shall be constituted when a majority of the Board Members are present in person or participate using some alternative means of instant communication.

A quorum of Board Members shall not be required in order to record the implementation of a capital increase, to pass resolutions regarding the amendments of the Articles of Association entailed therewith and to adopt the report on the capital increase.

2.6.2	The Board of Directors shall pass its resolutions with the majority of the votes cast. In case of a tie of votes, the Chairman shall not have the casting vote. Board Members may not be represented.

2.6.3

Board resolutions may also be passed by means of written resolutions (circular resolutions), in writing, by facsimile or by a signed copy sent by e-mail, provided that no Board Member requests, either by phone, facsimile or similar means, deliberation in a meeting, within 5 (five) calendar days after hearing of the proposed resolution. Board resolutions by means of written resolutions require the affirmative vote of a majority of all of the Board Members.

2.6.4

Board meetings may be held and resolutions may be passed by means of a telephone or video conference or similar means of instant communication provided that (i) all Board Members can be reached by such means and (ii) no Board Member, when contacted for such conference, requests deliberation in a meeting.

2.6.5	All resolutions shall be recorded. The minutes shall be signed by the Chairman and the person keeping the minutes and must be approved by the Board of Directors.

2.7	Right to Request Information and Reporting

2.7.1	Each Board Member is entitled to request information from the Chairman on all Company and Group matters.

2.7.2

At every meeting the Delegate shall inform the Board of Directors on the current course of business and on important business developments of the Company and the Group. The Board of Directors shall be informed promptly of any extraordinary business development. If necessary, members of the Executive Management may be invited to attend board meetings. Board Members shall be informed of extraordinary occurrences immediately by way of circulating letter, or, if necessary, also by telephone, facsimile or e-mail.

2.7.3

Each Board Member is also entitled to request information or access to business documents in the intervals between board meetings. Such requests shall be addressed in writing to the Chairman of the Board of Directors.

2.7.4

To the extent necessary to fulfill his/her duties, each Board Member may request from the Chairman authorization to review books and records of the Company. If the Chairman rejects the Board Member’s request for information, for a hearing or for an inspection, then the Board of Directors shall decide on such request.

2.8	Composition and Independence

The Board of Directors, upon recommendation by the Nominating & Governance Committee, shall submit nominations of new Board Members for election at the shareholders meeting that ensure an adequate size and well-balanced composition of the Board of Directors and further ensure that a majority of the Board Members are independent within applicable legal and stock exchange requirements.

3.	THE CHAIRMAN

3.1	Powers and Responsibilities

3.1.1

The Chairman shall convene board meetings and take the chair. Together with the person keeping the minutes, he/she shall sign the minutes regarding the deliberations and resolutions of the Board of Directors.

The Chairman shall preside over the shareholders meeting. Together with the person keeping the minutes, he/she shall sign the minutes of the shareholders meeting.

The Chairman has the right to call in third parties as advisors in meetings of the Board of Directors.

3.1.2	In addition, the Chairman shall have the responsibilities delegated to him/her by law, the Articles of Association and the Organizational Regulations.

3.2	Substitution

If the Chairman of the Board of Directors is prevented from performing his/her duties, they shall be performed by the Lead Director.

4.	LEAD DIRECTOR

The Board of Directors shall appoint a Lead Director, who shall have the following responsibilities, together with such others as the Board of Directors might from time to time specify:

(a)

to participate with the Chairman and the Delegate in establishing the agenda for board meetings, and to circulate to the other Board Members the proposed agenda so as to receive and incorporate their suggestions as to additional agenda items;

(b)	to preside at executive sessions of the non-management and the independent Board Members;

(c)	to work with the Nominating and Governance Committee in the Board of Directors’ performance evaluation process;

(d)	to facilitate communication between Board Members and, respectively, the Chairman, the Delegate and the Chief Executive Officer without in any way becoming the exclusive means of such communication;

(e)	to help assure that all Board Members receive on a timely basis the reports, background materials and resources necessary or desirable to assist them in carrying out their responsibilities;

(f)	to monitor the Company’s mechanism for receiving and responding to communications to the Board of Directors from shareholders;

(g)	to respond to shareholder inquiries regarding matters other than audit-related matters; and

(h)	to monitor the Board of Directors’ activities to ensure sound corporate governance.

5.	COMMITTEES

5.1	Purpose, Powers and Responsibilities in General

5.1.1

The Board of Directors may allocate the preparation and implementation of its resolutions and the supervision of the business of the Company and the Group to Committees. The Committees shall timely inform the Board of Directors on its findings and actions.

5.1.2

The Committees have the right, at any time and in their discretion, to make or request inquires in all matters falling into their responsibilities. By doing so, they shall take into account the industry practice and general principles of best practice. They may, if required, hire independent legal advisors, auditors or other experts, in particular to establish a comparison with general principles of best practice. The expenses shall be borne by the Company.

5.2	Types of Committees, Charters

5.2.1	The Board of Directors shall have an Audit Committee, a Compensation Committee, an Executive Committee, a Risk & Finance Committee and a Nominating & Governance Committee.

5.2.2	The Board of Directors may designate one or more additional Committees at any time.

5.2.3

The Board of Directors shall issue separate charters for each Committee which set out the powers and, as the case may be, the procedures of any such Committee. These charters, as amended from time to time, are incorporated by reference into these Organizational Regulations.

5.3	Composition and Eligibility

Subject to the powers of the shareholders’ meeting in respect to the Compensation Committee and unless otherwise determined by a Committee’s charter, each Committee is constituted by a chairman and at least one further member, each appointed by the Board of Directors among its members.

5.4	Term

Unless otherwise determined by a Committee’s charter, the term of a membership in a Committee is one year upon appointment.

5.5	Meetings, Convocation of Meetings, Agenda

Unless otherwise determined by a Committee’s charter:

(a)	Meetings of the Committees shall be convened whenever required by business, usually on the day before an ordinary board meeting.

(b)

Meetings shall be convened by the chairman of the Committee. Each member of a Committee shall be entitled to request an immediate convening of a Committee meeting and must, in this event, set forth the items to be discussed.

(c)	The chairs of the Committees may invite other participants than the members of the Committees and the participants provided for in the Organizational Regulations.

(d)	The chairs of the Committees prepare the meetings and invite the participants with advisory functions. The meetings are headed by the chair of the Committee.

(e)	The chair of the Committee may exclude members of the Executive Management from meetings or from parts of a meeting.

5.6	Resolutions and Proposals to the Board of Directors

Unless otherwise determined by a Committee’s charter:

(a)	A Committee quorum shall be constituted when a majority of the members of the Committee are present in person or participate using some alternative means of instant communication.

(b)	The Committees shall pass their resolutions and adopt proposals to the Board of Directors with the majority of the votes cast. In case of a tie of votes, the chair shall not have the casting vote.

(c)

Committee resolutions and proposals to the Board of Directors may also be passed by means of written resolutions (circular resolutions), in writing, by facsimile or by a signed copy sent by e-mail, provided that no member requests, either by phone, facsimile or similar means, deliberation in a meeting, within 5 (five) calendar days after hearing of the proposed resolution or proposal. Committee resolutions and proposals by means of written resolutions require the affirmative vote of a majority of all of the Committee members.

(d)	All resolutions shall be recorded. The minutes shall be signed by the chair of the Committee and the person keeping the minutes and must be approved by the next meeting of the Committee.

6.	DELEGATE

6.1	Powers and Responsibilities

6.1.1	The Delegate is a member of the Board of Directors (Verwaltungsratsdelegierter) and the Chief Executive Officer of the Executive Management. The Chairman may also be appointed as the Delegate.

6.1.2	If the Board of Directors appointed a Delegate in accordance with Clause 2.1.2(d), this Delegate shall have the following powers and responsibilities:

(a)	head the Executive Management and convene and chair its meetings;

(b)	liaise between the Board of Directors and the Executive Management in all areas that are not reserved to the Chairman;

(c)	chair the meetings of the Executive Management;

(d)	supervise and prepare the implementation of the resolutions of the Board of Directors on the ultimate management of the Company;

(e)	supervise the development of the strategies of the Company by the Executive Management; and

(f)	supervise the formation for the top management of the Company.

6.2	Further Powers and Responsibilities

6.2.1

Furthermore, the Delegate has the responsibilities as set forth in the Articles of Association and these Organizational Regulations. In particular, he or she is responsible and supervises the implementation of the resolutions by the Board of Directors.

6.2.2	The Board of Directors may delegate further powers and responsibilities to the Delegate.

7.	EXECUTIVE MANAGEMENT

7.1	Powers and Responsibilities

7.1.1	The Executive Management shall manage the operations of the Company and the overall business of the Group and shall control all employees of the Company.

7.1.2	In particular, the Executive Management shall exercise the following duties and competencies:

(a)

operational management of the Group, the implementation of the strategic business policy, the implementation of these Organizational Regulations as well as the drawing up of the necessary additional regulations and directives for approval by the Board of Directors as well as the implementation of the approved regulations and directives;

(b)

manage and supervise all on-going business and transactions of the Group within the framework of these Organizational Regulations save for decisions with an extraordinary importance which require prior approval by the Board of Directors;

(c)	preparation for approval by the Board of Directors and implementation of the accounting, financial control and the financial planning;

(d)

prepare and present the annual accounts, the quarterly balance sheet as well as the annual report to the Board of Directors and the subsidiary boards as well as periodical and legally required reporting to these boards regarding the course of business of the individual subsidiaries.

7.2	Appointments

7.2.1	The members of the Executive Management are appointed and removed by the Board of Directors.

7.2.2	The Executive Management is constituted of the Chief Executive Officer, the chief financial officer, the general counsel and such other members as the Board of Directors may appoint from time to time.

7.3	Meetings, Convocation of Meetings, Agenda

7.3.1	The Executive Management shall be convened whenever required by business, a minimum of once per month.

7.3.2

Meetings shall be convened by the Chief Executive Officer or, in his/her absence, by another member of the Executive Management. Each member of the Executive Management shall be entitled to request an immediate convening of a meeting and must, in this event, set forth the items to be discussed.

7.3.3	Meetings shall be announced at least one calendar day in advance by letter, facsimile or e-mail. Items on the agenda shall be set forth in this correspondence.

In case of urgency shorter notice periods are permitted. If all members of the Executive Management are present and agree, deviations from these formal requirements are permitted; in particular, decisions can be taken that are not mentioned on the agenda.

7.3.4	The Chief Executive Officer, or in his/her absence his/her deputy, shall chair the meetings.

7.3.5	Each member shall be entitled to submit proposals regarding the items on the agenda. This right may also be executed by way of correspondence.

7.3.6	The Chief Executive Officer shall decide whether individuals not belonging to the Executive Management are to participate in meetings in a consultant capacity.

7.4	Quorum and Minutes

7.4.1	A quorum shall be constituted when an absolute majority of the members of the Executive Management are present in person or participate using some alternative means of instant communication.

7.4.2

The substance of the meeting and any decisions taken by the Executive Management shall be recorded. The minutes shall be signed by the Chief Executive Officer and the person keeping the minutes. Each member of the Executive Management shall receive a copy of the minutes. They shall be considered approved if no remarks to the contrary are made before the end of the next meeting. The minutes shall be accessible for the Board Members at any time.

8.	GROUP INTERNAL AUDIT

8.1	Responsibilities

The internal audit group of the Company (“Group Internal Audit”) shall examine and evaluate the adequacy and effectiveness of the Group’s internal control environment, and the quality of performance in carrying out assigned responsibilities to achieve the Group’s goals and objectives.

In fulfilling its responsibilities, Group Internal Audit shall:

(a)	submit audit services plans to the Audit Committee for approval;

(b)	periodically report to the Audit Committee;

(c)	inform the Audit Committee about significant findings during the year; and

(d)	provide any additional information requested by the Audit Committee.

8.2	Organization

The organizational structure of Group Internal Audit and resource requirements necessary for Group Internal Audit to perform its activities shall be defined by the head of Group Internal Audit and submitted to the Audit Committee for approval. The head of Group Internal Audit shall review and approve all new hires and terminations of staff.

8.3	Professional Standards

Group Internal Audit shall adhere to the Group’s guidelines and procedures and Group Internal Audit’s organization and processes manuals and guidelines or to such other standards as required by applicable law or regulation.

8.4	Independence

8.4.1	Group Internal Audit performs its internal audit activities with independence and objectivity. It shall have no direct operational responsibility or authority over any of the activities they review.

8.4.2	Group Internal Audit shall coordinate its activities with other assurance functions in the Group and the external auditor.

9.	GENERAL PROVISIONS

9.1	Signatory Powers

9.1.1	Signatory powers for the Company may be sole (Einzelunterschrift).

9.2	Conflict of Interest

9.2.1

Members of the Board of Directors and of the Executive Management shall avoid any action, position or interest that conflict with the interests of the Company or the Group or give the appearance of a conflict of interest within the Company’s code of conduct or under applicable law.

9.2.2

When a conflict of interest is believed to exist, the relevant member of the Board of Directors and of the Executive Management is obliged to refrain from all discussions of, and abstain from voting upon, all matters touching his/her personal interests or the interests of any individual or legal person, or partnership with whom he/she is closely associated and to inform the Chairman accordingly.

9.3	Non-Disclosure

The Board Members as well as all other executive bodies and employees are obliged to maintain secrecy towards third parties regarding all facts they obtain knowledge of during the performance of their duties. These duties of non-disclosure survive the termination of the relationship of the respective individual with the Company.

9.4	Returning of Files

Upon termination of the relationship with the Company, all business files must be returned with the exception of documents used by a Board Member to follow-up his/her own actions.

10.	BUSINESS YEAR

The business year of the Company starts on 1 January and ends on 31 December.

11.	FINAL PROVISIONS

11.1	Entering into Force

These Organizational Regulations shall enter into force on the date of adoption by the Board of Directors; be it in a meeting or by circular resolution.

11.2	Review and Amendments

These Organizational Regulations shall be reviewed and if necessary amended on a regular basis by the Board of Directors.

12.	INDEMNIFICATION

The Company shall indemnify, in accordance with and to the full extent now or hereafter permitted by law, any member of the Board of Directors or officer of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (including, without limitation, an action by or in the right of the Company), by reason of his acting as a director or officer of the Company, against any liability or expense actually and reasonably incurred by such person in respect thereof. The Company shall advance the expenses of defending any such act, suit or proceeding in accordance with and to the full extent now or hereafter permitted by law. Such indemnification and advancement of expenses are not exclusive of any other right to indemnification or advancement of expenses provided by law or otherwise.

The Board of Directors may authorize the Company to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, or in a fiduciary or other capacity with respect to any employee benefit plan maintained by the Company, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of this Clause 12.

May 21, 2015

/s/ Evan G. Greenberg
Evan G. Greenberg Chairman
/s/ Joseph F. Wayland
Joseph F. Wayland
Secretary